[QUAKERTOWN NATIONAL BANK LOGO]

[FIRST LEHIGH BANK LOGO]

                                                                   P.O. Box 9005
                                                        Quakertown PA 18951-9005
                                                              TEL (215) 538-5600
                                                              FAX (215) 538-5790

                                                                  1620 Pond Road
                                                         Allentown PA 18104-2255
                                                              TEL (610) 398-6660
                                                              FAX (610) 398-6690



FOR IMMEDIATE RELEASE

          QNB TO ACQUIRE DEPOSITS OF FIRST LEHIGH'S QUAKERTOWN BRANCH

QUAKERTOWN, PA (20 June 1997) QNB Corp. and First Lehigh Corporation jointly announce that their respective subsidiaries have signed an agreement, on June 20, 1997, for The Quakertown National Bank (QNB), the sole subsidiary of QNB Corp., to purchase the deposits of First Lehigh's Quakertown branch. The premium paid on the deposits was not disclosed. The acquisition agreement is subject to regulatory approval and is expected to close by the fourth quarter of 1997.

The purchase will add approximately 1,050 new accounts and $9 million in deposits to QNB. Thomas J. Bisko, President and CEO of QNB, stated "The Bank is extremely pleased to have reached this agreement. This purchase demonstrates QNB's strategy of focusing on our local market and serving area consumers and businesses. We look forward to welcoming the new customers to our QNB family."

First Lehigh Bank President and CEO, Wilbur R. Roat, stated "The sale of the Quakertown Branch deposits will allow First Lehigh Bank to concentrate its marketing efforts on its Allentown/Bethlehem/Wainutport operations and its newly opened branch at 1620 Pond Road (South Whitehall), Allentown, PA. We are pleased that The Quakertown National Bank has agreed to acquire these deposits and provide ongoing service to our customers in the Quakertown marketplace."

        The Quakertown National Bank currently operates six branches with locations in Quakertown, Dublin, Coopersburg, Pennsburg and Perkasie. QNB Corp.'s total assets exceed $290 million.

        First Lehigh Bank will continue to operate its five other branch locations in Walnutport, Cherryville, Allentown, Bethlehem and South Whitehall. First Lehigh Corporation's total assets exceed $111 million.


Contact: QNB Corp.
         Thomas J. Bisko, (215) 538-5612

         First Lehigh Bank
         Wilbur R. Roat, (610) 398-6660